Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

February 9, 2012	Contact: Michael M. Larsen
Vice President and CFO
Tel. (610) 249-2002

GARDNER DENVER ANNOUNCES RECORD EARNINGS

•	Fourth quarter revenues of $614 million and orders of $598 million increased 16% and 14%, respectively, over the prior year.

•

Delivers record fourth quarter diluted earnings per share (“DEPS”) of $1.52, including $0.02 of profit improvement costs and other items, resulting in Adjusted DEPS of $1.54, up 34% over last year. (1)

•	Expects first quarter 2012 DEPS of $1.20 to $1.30, including acquisition related and profit improvement costs totaling $0.10 per diluted share, resulting in an Adjusted DEPS range of $1.30 to $1.40.

•	Expects total year 2012 DEPS of $5.85 to $6.05, including acquisition related and profit improvement costs totaling $0.15 per diluted share, resulting in an Adjusted DEPS range of $6.00 to $6.20.

WAYNE, Pa. (February 9, 2012) – Gardner Denver, Inc. (NYSE: GDI) today announced fourth quarter results that established a quarterly record for DEPS, and full year results that established records for revenue, operating income, operating margin, net income and DEPS.

Gardner Denver’s fourth quarter 2011 revenues of $613.7 million were up 16% over the $530.0 million reported in the fourth quarter of 2010. Operating income for the fourth quarter of 2011 was $108.1 million, a 35% increase from $80.4 million recorded in the same period of 2010. Operating margin improved 240 basis points to 17.6% in the fourth quarter of 2011. Net income in the fourth quarter of 2011 increased 36% to a record $77.4 million, or $1.52 per diluted share, from the fourth quarter 2010 level of $57.1 million, or $1.08 per diluted share. Excluding profit improvement costs and other items from DEPS as reflected on the reconciliation schedule below, fourth quarter 2011 Adjusted DEPS were $1.54, a 34% increase over fourth quarter 2010. (1)

“Gardner Denver had a solid fourth quarter to cap off a record year in 2011. Organic revenue growth in the fourth quarter of 15% was driven by continued strength in energy and our later cycle businesses in the Engineered Products Group (‘EPG’). Operating margins expanded 240 basis points driven by higher revenue, our operational excellence initiatives and pricing in our energy business. The majority of our businesses continued to experience healthy order intake as we ended the year with a backlog of $670 million,” said Barry L. Pennypacker, Gardner Denver’s President and Chief Executive Officer.

“With the solid performance in the fourth quarter, we finished a record-setting 2011 with regards to revenue, operating income, operating margins, net income and DEPS,” continued Mr. Pennypacker. “The strength we saw across our portfolio of businesses, particularly in energy, led to full year revenues of $2.371 billion, up 25% from 2010, of which 20% was organic growth. Additionally, operating margins increased to 16.9% for the total year of 2011, an increase of 360 basis points from 2010 and a reflection of the team’s commitment to operational excellence, supported by the principles of the Gardner Denver Way.

“Cash flow provided by operating activities for the quarter was $88 million, an increase of 80% over last year. For the total year, cash provided by operating activities was $300 million, or 108% of net income. In 2011, we completed the acquisition of Robuschi for approximately $200 million, repurchased shares for $131 million and invested $56 million in capital equipment, with a focus on increasing capacity and enhancing operational efficiency. Our strong balance sheet and cash generation coupled with our disciplined capital allocation strategy should provide the flexibility to continue to make selective acquisitions and repurchase shares in 2012 if the appropriate opportunities become available.

“Looking forward, we expect our portfolio of businesses to grow in 2012, led by our higher margin, energy and later cycle EPG businesses and associated aftermarket services. We remain more cautious in our outlook for the Industrial Products Group (‘IPG’), particularly in Europe, and we continue to actively work on profit improvement programs across IPG in an effort to expand margins in a slower growth environment. For the first quarter of 2012, we anticipate DEPS to be approximately $1.20 to $1.30, and we project our full-year 2012 DEPS to be in the range of $5.85 to $6.05. These projections include acquisition related and profit improvement costs totaling $0.10 per diluted share for the first quarter and $0.15 per diluted share for the total year. First quarter 2012 Adjusted DEPS are expected to be in a range of $1.30 to $1.40 and full year 2012 Adjusted DEPS are expected to be in a range of $6.00 to $6.20. Ultimately, our focus on operational excellence, investment in innovation, progress on aftermarket initiatives, expansion in emerging markets and track record of accretive acquisitions should enable us to perform well in 2012,” stated Mr. Pennypacker.

Engineered Products Group (EPG)

EPG orders and revenues increased 27% and 29%, respectively, in the fourth quarter of 2011, compared to the same period of 2010, reflecting continued, strong demand for drilling and well servicing pumps, aftermarket products and related services, infrastructure related products, and growth in emerging markets. Total year revenues for EPG finished at $1.115 billion, a 40% increase from 2010, of which 36% came from organic growth. Operating margin(2) for the fourth quarter of 2011 increased 80 basis points to 24.5% as compared to 23.7% in the fourth quarter of 2010. Total year operating margin for 2011 increased 330 basis points to 23.3% as compared to 20.0% in 2010. The improvement in operating income for this segment was primarily attributable to incremental profit on revenue growth, favorable product mix and cost reductions.

Industrial Products Group (IPG)

Orders and revenues for IPG increased 4% and 6%, respectively, in the fourth quarter, compared to the same period of 2010, reflecting steady demand for OEM products and aftermarket parts and services. Total year revenues for IPG finished at $1.256 billion, a 14% increase from 2010, of which 10% came from organic growth. Operating margin(2) for the fourth quarter of 2011 increased 250 basis points to 11.4% as compared to 8.9% in the fourth quarter of 2010. Total year operating margin for 2011 increased 270 basis points to 11.2% as compared to 8.5% in 2010. The improvement in operating income for this segment was primarily attributable to incremental profit on revenue growth and cost reductions.

Conference Call

Gardner Denver will broadcast a conference call to discuss results for the fourth quarter of 2011 on Friday, February 10, 2012 at 8:30 a.m. EST through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Center on the Gardner Denver website at www.GardnerDenver.com or through Thomson StreetEvents at www.earnings.com.

Corporate Profile

Gardner Denver, Inc., with 2011 revenues of approximately $2.4 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

Forward-Looking Information

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “could,” “should,” “anticipate,” “expect,” “believe,” “will,” “project,” “lead,” or the negative thereof or variations thereon or similar terminology. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: changing economic conditions; pricing of the Company’s products and other competitive market pressures; the costs and availability of raw materials; fluctuations in foreign currency exchange rates and energy prices; risks associated with the Company’s current and future litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending December 31, 2010, and its subsequent quarterly reports on Form 10-Q for the 2011 fiscal year. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.

(1)	Adjusted Operating Income, on a consolidated and segment basis, and Adjusted DEPS are both financial measures that are not in accordance with GAAP. For reconciliation to the comparable GAAP number for reported historic periods please see “Reconciliation of Operating Income and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release. Gardner Denver believes the non-GAAP financial measures of Adjusted Operating Income and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance and is more useful in assessing management performance.
(2)	Segment operating income (defined as income before interest expense, other income, net, and income taxes) and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating income to consolidated operating income and consolidated income before income taxes, see “Business Segment Results” at the end of this press release.

GARDNER DENVER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts and percentages)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
	2011	2010	Change	2011	2010	Change

Revenues	$613,675	$529,972	16	$2,370,903	$1,895,104	25
Cost of sales	406,030	349,293	16	1,563,049	1,268,696	23

Gross profit	207,645	180,679	15	807,854	626,408	29
Selling and administrative expenses	99,560	98,973	1	394,769	369,482	7
Other operating (income) expense, net	(51)	1,346	(104)	12,374	4,516	174

Operating income	108,136	80,360	35	400,711	252,410	59
Interest expense	3,218	5,595	(42)	15,397	23,424	(34)
Other income, net	(846)	(1,118)	(24)	(1,667)	(2,865)	(42)

Income before income taxes	105,764	75,883	39	386,981	231,851	67
Provision for income taxes	28,094	17,954	56	107,439	56,897	89

Net income	77,670	57,929	34	279,542	174,954	60
Less: Net income attributable to noncontrolling interests	289	834	(65)	1,979	1,992	(1)

Net income attributable to Gardner Denver	$77,381	$57,095	36	$277,563	$172,962	60

Earnings per share attributable to
Gardner Denver common stockholders:
Basic earnings per share	$1.53	$1.09	40	$5.37	$3.31	62

Diluted earnings per share	$1.52	$1.08	41	$5.33	$3.28	63

Cash dividends declared per common share	$0.05	$0.05	—	$0.20	$0.20	—

Basic weighted average number of shares outstanding	50,612	52,509		51,669	52,296

Diluted weighted average number of shares outstanding	50,953	52,940		52,054	52,728

Shares outstanding as of December 31	50,651	52,181

GARDNER DENVER, INC.

CONDENSED BALANCE SHEET ITEMS

(in thousands, except percentages)

(Unaudited)

	12/31/2011	9/30/2011	% Change	12/31/2010

Cash and cash equivalents	$155,259	$143,944	8	$157,029
Accounts receivable, net	477,505	459,090	4	369,860
Inventories, net	311,679	282,794	10	241,485
Total current assets	1,015,734	956,590	6	828,537

Total assets	2,365,568	2,131,036	11	2,027,098

Short-term borrowings and current maturities of long-term debt	77,692	38,540	102	37,228
Accounts payable and accrued liabilities	428,062	423,736	1	322,372
Total current liabilities	505,754	462,276	9	359,600
Long-term debt, less current maturities	326,133	218,597	49	250,682

Total liabilities	1,085,937	892,839	22	837,425

Total stockholders’ equity	$1,279,631	$1,238,197	3	$1,189,673

GARDNER DENVER, INC.

BUSINESS SEGMENT RESULTS

(in thousands, except percentages)

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,

	2011	2010	% Change	2011	2010	% Change

Industrial Products Group
Revenues	$321,783	$304,135	6	$1,256,010	$1,099,812	14
Operating income	36,723	26,921	36	140,457	93,107	51
% of revenues	11.4%	8.9%		11.2%	8.5%
Orders	308,974	298,515	4	1,283,398	1,128,996	14
Backlog	254,406	211,662	20	254,406	211,662	20

Engineered Products Group
Revenues	291,892	225,837	29	1,114,893	795,292	40
Operating income	71,413	53,439	34	260,254	159,303	63
% of revenues	24.5%	23.7%		23.3%	20.0%
Orders	288,666	226,791	27	1,190,894	932,555	28
Backlog	415,623	341,822	22	415,623	341,822	22

Reconciliation of Segment Results to Consolidated Results
Industrial Products Group operating income	$36,723	$26,921		$140,457	$93,107
Engineered Products Group operating income	71,413	53,439		260,254	159,303

Consolidated operating income	108,136	80,360		400,711	252,410
% of revenues	17.6%	15.2%		16.9%	13.3%
Interest expense	3,218	5,595		15,397	23,424
Other income, net	(846)	(1,118)		(1,667)	(2,865)

Income before income taxes	$105,764	$75,883		$386,981	$231,851

% of revenues	17.2%	14.3%		16.3%	12.2%

The Company evaluates the performance of its reportable segments based on operating income, which is defined as income before interest expense, other income, net, and income taxes. Reportable segment operating income and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating income and operating margin of each business segment to evaluate past performance and identify actions required to improve profitability.

GARDNER DENVER, INC.

SELECTED FINANCIAL DATA SCHEDULE

(in millions, except percentages)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	$ Millions	% Change	$ Millions	% Change

Industrial Products Group
2010 Revenues	304.1		1,099.8
Incremental effect of acquisitions	4.5	1	4.5	—
Effect of currency exchange rates	(1.3)	—	43.5	4
Organic growth	14.5	5	108.2	10

2011 Revenues	321.8	6	1,256.0	14

2010 Orders	298.5		1,129.0
Incremental effect of acquisitions	4.5	1	4.5	—
Effect of currency exchange rates	(1.3)	—	44.7	4
Organic growth	7.3	3	105.2	10

2011 Orders	309.0	4	1,283.4	14

Backlog as of 12/31/10	211.7
Incremental effect of acquisitions	19.9	9
Effect of currency exchange rates	(7.1)	(3)
Organic growth	29.9	14

Backlog as of 12/31/11	254.4	20

Engineered Products Group
2010 Revenues	225.8		795.3
Incremental effect of acquisitions	—	—	8.5	1
Effect of currency exchange rates	0.2	—	23.8	3
Organic growth	65.9	29	287.3	36

2011 Revenues	291.9	29	1,114.9	40

2010 Orders	226.8		932.6
Incremental effect of acquisitions	—	—	7.6	1
Effect of currency exchange rates	0.4	—	22.0	2
Organic growth	61.5	27	228.7	25

2011 Orders	288.7	27	1,190.9	28

Backlog as of 12/31/10	341.8
Incremental effect of acquisitions	—	—
Effect of currency exchange rates	(6.9)	(2)
Organic growth	80.7	24

Backlog as of 12/31/11	415.6	22

Consolidated
2010 Revenues	530.0		1,895.1
Incremental effect of acquisitions	4.5	1	13.0	1
Effect of currency exchange rates	(1.1)	—	67.3	4
Organic growth	80.3	15	395.5	20

2011 Revenues	613.7	16	2,370.9	25

2010 Orders	525.3		2,061.6
Incremental effect of acquisitions	4.5	1	12.1	1
Effect of currency exchange rates	(0.9)	—	66.7	3
Organic growth	68.7	13	333.9	16

2011 Orders	597.6	14	2,474.3	20

Backlog as of 12/31/10	553.5
Incremental effect of acquisitions	19.9	4
Effect of currency exchange rates	(14.0)	(3)
Organic growth	110.6	20

Backlog as of 12/31/11	670.0	21

GARDNER DENVER, INC.

RECONCILIATION OF OPERATING INCOME AND DEPS TO

ADJUSTED OPERATING INCOME AND ADJUSTED DEPS

(in thousands, except per share amounts and percentages)

(Unaudited)

While Gardner Denver, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Gardner Denver, Inc. believes the non-GAAP financial measures of Adjusted Operating Income and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides management a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance, and is more useful in assessing management performance.

	Three Months Ended December 31, 2011			Twelve Months Ended December 31, 2011

	Industrial Products Group	Engineered Products Group	Consolidated	Industrial Products Group	Engineered Products Group	Consolidated

Operating income	$36,723	$71,413	$108,136	$140,457	$260,254	$400,711
% of revenues	11.4%	24.5%	17.6%	11.2%	23.3%	16.9%

Adjustments to operating income:
Profit improvement initiatives (3)	1,360	637	1,997	6,621	1,963	8,584
Mark to market currency adjustments (4)	(3,439)	—	(3,439)	(3,439)	—	(3,439)
Robuschi backlog and inventory amortization (5)	1,651	—	1,651	1,651	—	1,651
Other, net (6)	925	678	1,603	4,440	2,335	6,775

Total adjustments to operating income	497	1,315	1,812	9,273	4,298	13,571

Adjusted Operating Income	$37,220	$72,728	$109,948	$149,730	$264,552	$414,282
% of revenues, as adjusted	11.6%	24.9%	17.9%	11.9%	23.7%	17.5%

	Three Months Ended December 31, 2010			Twelve Months Ended December 31, 2010

	Industrial Products Group	Engineered Products Group	Consolidated	Industrial Products Group	Engineered Products Group	Consolidated

Operating income	$26,921	$53,439	$80,360	$93,107	$159,303	$252,410
% of revenues	8.9%	23.7%	15.2%	8.5%	20.0%	13.3%

Adjustments to operating income:
Profit improvement initiatives (3)	125	(261)	(136)	3,687	(1,491)	2,196
Other, net (6)	3,716	1,094	4,810	3,865	1,539	5,404

Total adjustments to operating income	3,841	833	4,674	7,552	48	7,600

Adjusted Operating Income	$30,762	$54,272	$85,034	$100,659	$159,351	$260,010
% of revenues, as adjusted	10.1%	24.0%	16.0%	9.2%	20.0%	13.7%

	Three Months Ended December 31,			Twelve Months Ended December 31,

	2011	2010	% Change	2011	2010	% Change

Diluted earnings per share	$1.52	$1.08	41	$5.33	$3.28	63

Adjustments to diluted earnings per share:
Profit improvement initiatives (3)	0.03	—		0.12	0.03
Mark to market currency adjustments (4)	(0.07)	—		(0.07)	—
Robuschi backlog and inventory amortization (5)	0.02	—		0.02	—
Other, net (6)	0.03	0.07		0.10	0.08

Total adjustments to diluted earnings per share	0.02	0.07		0.18	0.11

Adjusted Diluted Earnings Per Share	$1.54	$1.15	34	$5.51	$3.39	63

(3)	Charges in both years reflect costs, including employee termination benefits, to streamline operations and reduce overhead costs.
(4)	Benefit in 2011 reflects a net foreign currency gain associated with the financing of the acquisition of Robuschi SpA.
(5)	Relates to amortization of the fair market value adjustments to backlog and inventory acquired as part of the acquisition of Robuschi SpA.
(6)

Charges in 2011 include costs associated with certain severance payments, the closure of a manufacturing facility, acquisition due diligence and corporate relocation. Charges in 2010 include certain retirement expenses and acquisition due diligence and integration costs, partially offset by the gain on the sale of a foundry.